Exhibit 99.1

News Release

DrugMax Reports Combined April and May 2006 Sales of $37.4 Million, Up 10% Year-over-Year

FARMINGTON, Conn., June 14 /PRNewswire-FirstCall/ -- DrugMax, Inc. (Nasdaq: DMAX) today reported that preliminary April and May 2006 sales were $18.4 million and $19.0 million respectively, representing an 8.2% and 11.8% increase over April and May 2005 sales of $17.0 million and $17.0 million, respectively. Combined April and May sales totaled $37.4 million, representing an increase of 10% over the combined $34.0 million sales reported in April and May last year and an increase of 11.6% over the combined $33.5 million sales reported in January and February in the first quarter of 2006. Sales for Familymeds operations for April and May 2006 were $34.8 million, an increase of 3.6% compared to $33.6 million for the same two months last year. Sales from Valley Medical Supply (VMS) operations were $2.6 million for April and May 2006, compared to $0.4 million for April and May 2005.

Ed Mercadante, R.Ph., Chairman and Chief Executive Officer of DrugMax, stated, "We are extremely pleased to post a healthy set of monthly sales figures for the months of April and May compared to the same period last year and compared to the first two months of the prior quarter. As we stated during the first quarter earnings conference call, we are fully committed to growing our core specialty pharmacy operations and related medical supply business in 2006 and we have continued to deliver on our strategy. Following a solid first quarter, we view our robust April and May sales as positive indicators that we are on the right track in continuing to execute on our organic growth initiatives. Specifically, we are seeing strong sales momentum coming through from Valley Medical Supply (VMS) and institutional specialty pharmacy. We successfully re-opened our Louisiana distribution facility in mid-February to service our VMS business to physicians and other healthcare facilities and have seen combined sales in April and May grow over 400% compared to the same period in 2005. Additionally we transferred our Connecticut institutional business into a new central fill institutional-specialty pharmacy here in Farmington to service our expansion of pharmacy services. Furthermore, from what we have seen so far in June, we expect June to continue on a similar sales momentum."

On May 15, 2006, DrugMax reported first quarter revenues of $56.0 million, representing 6.9% sequential growth from the fourth quarter of 2005 and reaffirmed its organic growth strategy for 2006.

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug platform through its pharmacy and specialty pharmaceutical operations. DrugMax operates 85 locations, including 7 franchised locations, in 14 states under the Familymeds Pharmacy and Arrow Pharmacy & Nutrition Center brand names. The Company also operates Worksite Pharmacy(SM), which provides solutions for major employer groups, as well as specialty pharmaceutical distribution directly to physicians and other healthcare providers. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, physicians, clinics, long- term care and assisted living centers. More information about DrugMax can be found at http://www.drugmax.com. The Company's online product offering can be found at http://www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its business and growth strategies, including its ability to acquire other businesses, open new Worksite locations, and improve sales and profitability. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Cindy Berenson
DrugMax, Inc.
860.676.1222 x138
berenson@familymeds.com

Or

Brandi Piacente
The Piacente Group
212-481-2050
brandi@thepiacentegroup.com

SOURCE DrugMax, Inc.